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                                                                    Exhibit 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Joint Prospectus/Proxy Statement of Natco Industries, Inc. and American Eagle Outfitters, Inc. for the registration of 16,279,300 shares of Natco Industries, Inc.'s common stock to be issued in connection with the Reorganization and Merger of Natco Industries, Inc. and American Eagle Outfitters, Inc. and to the incorporation by reference therein of our report dated March 3, 1998 (except for Note 13, as to which the date is April 14, 1998) with respect to the consolidated financial statements of American Eagle Outfitters, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 1998 filed with the Securities and Exchange Commission and our report dated December 4, 1998 with respect to the financial statements of Natco for the year ended December 31, 1997 included herein.

We are also aware of the incorporation by reference in the Registration Statement (Form S-4) and related Joint Proxy Statement/Prospectus of Natco Industries, Inc and American Eagle Outfitters, Inc. of our reports dated May 20, 1998, August 19, 1998, and November 17, 1998 related to the unaudited condensed consolidated interim financial statements of American Eagle Outfitters, Inc. which are included in the Forms 10-Q for the quarters ended May 2, 1998, August 1, 1998 and October 31, 1998.

Pursuant to Rule 436(c) of the Securities Act of 1933 our reports are not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/Ernst & Young LLP


Pittsburgh, Pennsylvania
December 4, 1998